Exhibit 99.1

FORM OF INSTRUCTIONS
AS TO USE OF
TRINITY PLACE HOLDINGS INC.

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR YOUR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the "Rights Offering") by Trinity Place Holdings Inc., a Delaware corporation (the "Company"), to the holders of record (the "Recordholders") of its common stock, par value $0.01 per share (the "Common Stock"), as described in the accompanying prospectus dated [    ], 2015 (the "Prospectus").

Recordholders as of 5:00 p.m., New York City time, on [__], 2015 (the "Record Date") are receiving, at no charge, non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock (the "Rights Offering Shares"). In the Rights Offering, the Company is offering up to an aggregate of 5,000,000 Rights Offering Shares. The Rights are evidenced by non-transferable Rights certificates (the "Rights Certificates"). The number of Rights to which you are entitled is printed on the face of your Rights Certificate.

The Rights will expire if not exercised prior to 5:00 p.m., New York City time, on [    ], 2015, unless extended (the "Expiration Time"); provided, that, pursuant to the Investment Agreement with MFP Partners, L.P. (the "Standby Purchaser") and the agreement with Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (“Third Avenue”), as discussed in more detail in the Prospectus, the board of directors of the Company may not extend the Rights Offering by more than 30 days without the prior written consent of each of the Standby Purchaser and Third Avenue.

Each Recordholder will receive 0.248362 subscription Rights for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The total number of Rights issued to each Recordholder will be rounded down to the nearest whole number. Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $6.00 per share (the "Subscription Price"). If a Rights holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription right (such right, determined taking into account the limitation described in the remainder of this sentence, the "Over-Subscription Privilege") to purchase a portion of any shares of Common Stock that are not purchased by Rights holders through the exercise of their Basic Subscription Privileges (the "Unsubscribed Shares"), subject to the limitation that if any Over-Subscription Privileges are exercised, the Company will not issue a number of shares in excess of 5,000,000 pursuant to the exercise of Basic Subscription Privileges and Over-Subscription Privileges. To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Over-Subscription Privilege requests, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Privilege based on the number of shares each rights holder subscribed for under the Over-Subscription Privilege, subject to the limitations discussed below.

As described in the accompanying Prospectus, in order to preserve the Company’s ability to utilize certain of its tax benefits, the Company’s certificate of incorporation contains restrictions on transfers to prohibit any person, entity or group from becoming a holder of 4.75% or more of the Common Stock (a “4.75% holder”), the increase in ownership of any existing stockholder who is a 4.75% holder, or transfers or sales by a 4.75% holder, in each case without the prior written consent of the board of directors. As a result, there are limitations on the exercise of Rights by stockholders. The extent of any such limitations, and therefore the total number of shares sold pursuant to the Rights Offering and to the Standby Purchaser, will not be determinable until the Rights Offering has expired. See “2. Notification of 4.75% Holder” below for more information regarding steps that must be taken by certain Rights holders in connection with their exercise of subscription privileges.

Each Rights holder will be required to submit payment in full for all the shares such holder wishes to buy with its Basic Subscription Privilege and Over-Subscription Privilege.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privilege, subject to the limitations set forth above. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by the Subscription Agent will be returned to you, without interest.

The Company will not be required to issue shares of Common Stock to you if the Subscription Agent does not receive your payment (whether delivered directly if you are a Recordholder or indirectly through your broker, dealer, custodian bank or other nominee if you are a beneficial owner but not a Recordholder) prior to the Expiration Time, regardless of when you send the subscription payment and related documents. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time, provided that the Company’s board of directors may not extend the Expiration Time by more than 30 days without the prior written consent of each of the Standby Purchaser and Third Avenue. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME.

ONCE A RIGHTS HOLDER HAS EXERCISED ITS BASIC SUBSCRIPTION PRIVILEGE OR OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Rights Offering Share subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the aggregate Subscription Price will be held in a segregated account to be maintained by the Subscription Agent.

All payments must be made in U.S. dollars for the full number of Rights Offering Shares being subscribed for by:

(a) wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering as follows (the “Subscription Account”):

JPMorgan Chase Bank

55 Water Street

New York, New York 10005

ABA #021000021

Account # 530-354616

American Stock Transfer FBO Trinity Place Holdings Inc.

Reference: [Rights Holder’s Name]

Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.

(b) check or bank draft payable to “American Stock Transfer & Trust Company, LLC (acting as subscription agent for Trinity Place Holdings Inc.)”

Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any bank draft drawn upon a U.S. bank or (iii) receipt of collected funds in the Subscription Account designated above.

If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the aggregate Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of wire transfer of funds.

All Rights Certificates, payments of the subscription price (other than wire transfers) and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to the Subscription Agent as follows:

By mail:	By overnight courier:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

Telephone Number for Confirmation:
(718) 921-8200

Delivery to an address other than the addresses above does not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, D.F. King & Co., Inc. at (866) 796-7180.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

Brokers, custodian banks and other nominee holders who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent.

If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you.

To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.

If the Company does not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

2.	Notification of 4.75% Holder

Any Rights holder that wishes to exercise its Basic Subscription Privilege in this Rights Offering and either:

(i) currently beneficially owns 956,265 or more shares of Common Stock (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of the Prospectus), or

(ii) currently beneficially owns fewer than 956,265 shares of Common Stock, but is subscribing for a number of shares through the exercise of its Basic Subscription Privilege and, if applicable, Over-Subscription Privilege, that would, if accepted by the Company, result in such holder beneficially owning 1,154,300 or more shares of Common Stock following the closing of the Rights Offering, must complete and return the enclosed Notification of 4.75% Holder Form directly to the Company in connection with the exercise of such holder’s Basic Subscription Privilege, and, if applicable, Over-Subscription Privilege prior to the Expiration Time, so that the board of directors may determine to what extent such exercise of the Basic Subscription Privilege and, if applicable, Over-Subscription Privilege would result in a change in such holder’s percentage ownership interest in the Company.

3.	Issuance of Common Stock.

All shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the Recordholder. As soon as practicable after the expiration of the Rights Offering (including after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected), the Subscription Agent will arrange for the issuance of the shares of Common Stock allotted to the holders exercising their subscription privileges in the Rights Offering.

As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by the Subscription Agent will be returned, without interest.

4.	Non-Transferability of Rights.

The Rights are exercisable only by Recordholders, and you may not sell, transfer or assign your Rights to anyone else.

5.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution (as defined above) if you specify special delivery instructions.

6.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, the Company urges you to consider wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a bank draft drawn upon a U.S. bank or wire or transfer funds directly to the Subscription Agent's account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Rights holders that wish to pay the aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

7.	Form W-9.

Under the United States federal income tax laws, dividends that the Company may pay on shares of Common Stock issued upon the exercise of Rights may be subject to backup withholding. Generally, such dividends will be subject to backup withholding unless the holder (i) is exempt from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that the number provided is correct and provides certain other certifications. Each Rights holder that exercises Rights and wants to avoid backup withholding must, unless an exemption applies, provide the Subscription Agent with such holder’s correct TIN (or with a certification that such holder is awaiting a TIN) and certain other certifications by completing a Form W-9, a copy of which is being furnished to each Rights holder. Additional copies of Form W-9 may be obtained upon request from the Subscription Agent or the Information Agent.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. In general, in order for a foreign holder to qualify as an exempt recipient, that holder must submit a properly completed appropriate Form W-8 (such as a W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) instead of a Form W-9, signed under penalties of perjury, attesting to such holder’s foreign status. Such Form W-8 may be obtained from the Subscription Agent. Although a foreign holder may be exempt from backup withholding, payments of dividends may be subject to withholding tax, currently at a 30% rate (or lower applicable treaty rate). Exempt U.S. holders should indicate their exempt status on Form W-9 to avoid possible erroneous backup withholding. See the “General Instructions” on Form W-9 for additional instructions. Holders are urged to consult their tax advisors to determine whether they are exempt from withholding and reporting requirements.

If backup withholding applies, the Company or the Subscription Agent, as the case may be, will be required to withhold (currently at a 28% rate) on any dividend payments made to a holder that exercises Rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is provided to the Internal Revenue Service (“IRS”). If backup withholding results in an overpayment of taxes, a refund may be obtained.

A holder that exercises Rights is required to give the Subscription Agent the TIN of the record owner of the Rights. If such record owner is an individual, the TIN is generally the taxpayer’s social security number. For most other entities, the TIN is the employer identification number. If the Rights are in more than one name or are not in the name of the actual owner, consult the “General Instructions” on Form W-9 for additional guidelines on which number to report. If the Subscription Agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the IRS.

If you do not have a TIN, consult the “General Instructions” on Form W-9 for instructions on applying for a TIN, write “Applied For” in the space for the TIN in part 1 of the Form W-9 and, under penalties of perjury, sign and date the Form W-9 and the Certificate of Awaiting Taxpayer Identification Number set forth herein. If you do not provide your TIN to the Subscription Agent within 60 days, backup withholding will begin and continue until you furnish your TIN to the Subscription Agent. Please note that writing “Applied For” on the form means that you have already applied for a TIN or that you intend to apply for one in the near future.

8.	Determinations Regarding the Exercise of Your Rights.

The Company will decide, in its sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Rights. Any such determinations by the Company will be final and binding. The Company, in its sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as the Company may determine. The Company will not be required to make uniform determinations in all cases. The Company may reject the exercise of any of your Rights because of any defect or irregularity. The Company will not accept any exercise of Rights until all irregularities have been waived by the Company or cured by you within such time as the Company decides, in its sole discretion.

Neither the Company, the Subscription Agent, nor the Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and the Company will not be liable for failure to notify you of any defect or irregularity. The Company reserves the right to reject your exercise of Rights if the Company determines that your exercise is not in accordance with the terms of the Rights Offering, as set forth in the Prospectus and these Instructions for Use, or in proper form. The Company will also not accept the exercise of your Rights if the Company's issuance of shares of Common Stock to you could be deemed unlawful under applicable law.